                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 4)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Diamond Multimedia Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                            William J. Schroeder
                                                                 President & CEO
                                                             phone: 408-325-7309
                                                               fax: 408-325-7145
                                                     e-mail:  bill@diamondmm.com


[Diamond Multimedia Systems Letterhead]

September 20, 1999

To:  Certain Shareholders of Diamond Multimedia

Dear Shareholder:

As you know, Diamond Mulitmedia has entered into a merger agreement with S3 Incorporated, a designer and marketer of graphics/video silicon chips for desktop and notebook computers. We believe that this merger will be beneficial because it couples certain S3 strengths and capabilities with those of your company, Diamond Multimedia, to make a stronger competitor in our target markets.

We believe that Diamond has several exciting product technologies and market opportunities, as well as the channels, e-commerce platforms and brands to get our products to consumers and system builders worldwide. But exploiting this opportunity will take more extensive resources than those Diamond Multimedia itself can bring to bear. Moreover, without proprietary silicon, the large graphics/video portion of Diamond's current business will likely continue to be volatile and subject to intense price competition from "me-too" products using identical architectures.

Importantly, S3 has its own graphics and video chip family and a related design and operations capability. S3's "back-end" graphics/video technology expertise fits Diamond's "front-end" graphics/video customer linkages. And S3, with its existing cash balances and its interest in a leading silicon foundry in Taiwan, which interest is currently valued at approximately $600 million, can provide the future cash resources needed to grow Diamond's early-mover market positions in home networking, Internet music and certain Internet appliances. We believe that we may also be able to use S3's silicon expertise to give Diamond a proprietary edge in selected product areas outside graphics.

According to our records, you have not yet voted your proxy. The board of directors and management team of Diamond Multimedia encourage you to vote your proxy in favor of the proposed merger with S3 Incorporated. We would be pleased to discuss this with you, and we encourage you to call either of us with any questions.

Sincerely,

/s/ William J. Schroeder                     /s/ Kenneth F. Potashner
William J. Schroeder                         Kenneth F. Potashner
President & Chief Executive Officer          President & Chief Executive Officer
Diamond Multimedia Systems, Inc.             S3 Incorporated
Ph #408-325-7309                             Ph #408-588-8002